UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 12, 2013

ECHELON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29748	77-0203595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Meridian Avenue

San Jose, California 95126

(Address of principal executive offices, including zip code)

(408) 938-5200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

The information in the following paragraph is furnished (not filed) as Exhibit 99.1 hereto. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On February 12, 2013, Echelon Corporation (the “Company”) issued a press release reporting on its results of operations for the quarter ended December 31, 2012. The full text of this press release is furnished in this report as Exhibit 99.1.

Item 2.05.	Costs Associated with Exit or Disposal Activities

On February 12, 2013, the Company began notifying approximately 40 employees whose employment will be terminated as part of an overall plan to reshape the Company for the future. The Company expects to incur severance and other related costs in conjunction with this action. Total charges are expected to include cash costs as well as charges or credits related to stock-based compensation expense, and may include facilities, lease termination, asset impairment and other charges.

The Company cannot currently estimate the total charges it expects to incur in connection with this action. The Company estimates it will incur pre-tax cash charges of $2.5 million to $3.0 million for severance pay expenses and related cash expenditures. The Company expects to recognize these charges in the quarter ending March 31, 2013. The pre-tax cash charge estimate does not include facilities, lease termination or other charges the Company may incur as part of this action. Once the Company is able to better estimate the charges and other information required by subsections (b), (c) and (d) of Item 2.05, the Company will file an amendment to this Form 8-K to reflect such information.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release dated February 12, 2013, of Echelon Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHELON CORPORATION

By:	/s/ William R. Slakey
William R. Slakey Executive Vice President and Chief Financial Officer

Date: February 12, 2013

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated February 12, 2013, of Echelon Corporation.